Exhibit 10.23




                              EMPLOYMENT AGREEMENT

     Agreement (hereinafter "Agreement") dated as of October 25, 1999 by and between CFM Technologies, Inc., a Pennsylvania Business Corporation having a place of business at 150 Oaklands Boulevard, Exton, PA 19341 ("CFM"), and Lorin
J. Randall, an individual residing at 120 S. Wawaset Road, West Chester, PA 19382 ("Randall").


                                   WITNESSETH:

     WHEREAS, based upon Randall's demonstrated commitment and unique contributions to the Company, especially with respect to the timely raising of equity capital, and a desire to motivate Randall's continued employment, CFM desires to employ Randall as Vice President - Finance, Secretary, Treasurer and Chief Financial Officer and, Randall desires to be employed by CFM as Vice President - Finance, Secretary, Treasurer and Chief Financial Officer, all pursuant to the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants herein contained, and intending to be legally bound hereby, it is agreed as follows:

  1.    EMPLOYMENT: DUTIES

     CFM engages and employs Randall, and Randall hereby accepts engagement and employment, as Vice President - Finance, Secretary, Treasurer and Chief Financial Officer to direct, supervise and have responsibility for the finance and administration functions of CFM and its subsidiaries and to perform such other services and duties as the President of CFM, in his sole discretion, shall reasonably determine.

     Subject to Paragraph 4, Randall shall devote his full business time, energy and skill to his duties hereunder and such level of effort shall be on a full time basis. It is understood and agreed that Randall may not engage in other business activities during the term of this contract, whether or not for profit or other pecuniary advantage; provided, however, that Randall may make personal financial investments which do not involve his active participation and may engage in other activities, including service as a member of the board of directors of any bank or other financial institution, or as a member of the board of directors of Quad Systems Corporation, Two Technologies, Inc., Polymer Chemistry Innovations, Inc. and any other corporation with written approval of the Board, to the extent that none of such activities hinder or interfere with the performance of his duties under this agreement or conflict with CFM's policies concerning conflict of interest or the business of CFM in any material way.


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2.      COMPENSATION

     As compensation for the performance of his duties on behalf of CFM, Randall shall be compensated as follows:

     (a)  A base salary of $165,000 per annum.

     (b) Employee fringe benefits including, but not limited to, such health insurance, long-term disability insurance, life insurance, company savings and investment plan participation, vacations and holidays as are made available to other employees, as such benefits may be changed from time to time for other employees.

     (c) Participation in an annual cash incentive bonus award program with a target annual payment of not less than 30% of Randall's base salary. Determination of Randall's payments hereunder shall be made in a manner substantially similar for Randall as shall be determined for all other executive officers and key individual contributors of CFM.

3.   TERM

     This Agreement shall remain in full force and effect for a period of five
(5) years from the first date above (the "Initial Term") and shall renew for a period of three (3) additional years unless CFM shall notify Randall in writing, a minimum of twelve (12) months prior to completion of the Initial Term.

4.   REPRESENTATIONS AND WARRANTIES BY RANDALL AND CFM

     Randall hereby represents and warrants to CFM as follows:

     (a) Neither the execution and delivery of this Agreement nor the performance by Randall of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which Randall is a party or by which he is bound.

     (b) Randall has the right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This agreement constitutes the legal, valid and binding obligation of Randall enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for Randall to execute and deliver this Agreement or perform his duties and other obligations hereunder.


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     CFM hereby represents and warrants to Randall as follows:

     (a) CFM is duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, with all requisite corporate power and authority to own its properties and conduct its business in the manner presently contemplated.

     (b) CFM has full power and authority to enter into this Agreement and to incur and perform its obligations hereunder.

     (c) The execution, delivery and performance by CFM of this Agreement does not conflict with or result in a breach or violation of or constitute a default under (whether immediately, upon the giving of notice or lapse of time or both) the certificate of incorporation or by-laws of CFM, or any agreement or instrument to which CFM is a party or by which CFM or any of its properties may be bound or affected.

5.      TERMINATION

     Randall's employment hereunder began on or about January 9, 1995 and shall continue until terminated upon the first to occur of the following events:

     (a) THE DEATH OR DISABILITY OF RANDALL. CFM may, at its option, terminate Randall's employment for "disability" (as hereinafter defined). In the event of termination for death or disability, Randall or his designated beneficiary, shall be entitled to termination benefits pursuant to Paragraph 5(d), which monthly benefits shall be reduced in each month such benefit may be received by any amounts received by Randall from disability insurance during such month from a program provided by CFM. For purposes of this Agreement, the term "disability" means any physical or mental illness, disability or incapacity which prevents Randall from performing, with or without accommodation, substantially all of his duties hereunder for a period totaling not less than one hundred eighty (180) days during any period of twelve
          (12) consecutive months.

     (b) TERMINATION BY THE PRESIDENT, CHAIRMAN OR BOARD OF DIRECTORS OF CFM FOR CAUSE. Any of the following actions by Randall shall constitute cause:

          (i) Material breach by Randall of the provisions of the CFM Non-Disclosure and Invention Agreement which he is a party to, a copy of which is attached hereto provided that Randall has received written notice of such breach from the President, Chairman or Board of Directors of CFM, has had an opportunity to respond to the notice in a meeting and has failed to substantially cure such breach or neglect within thirty (30) days of such notice; or

          (ii) Theft; a material act of dishonesty or fraud; intentional falsification of any employment or Company records; or the commission of any criminal act which impairs Randall's ability to perform appropriate employment duties under this Agreement; or


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         (iii) Randall's conviction (including any plea of guilty or nolo contendere) for a crime involving moral turpitude causing material harm to the reputation and standing of the CFM; or

          (iv) Gross negligence or willful misconduct in the performance of Randall's assigned duties; provided however, that merely unsatisfactory performance by Randall of such duties and responsibilities shall not constitute "cause" for purposes of the Agreement; and provided further that Randall has received written notice of such breach or neglect from the President, Chairman or Board of Directors of CFM, has had an opportunity to respond to the notice in a meeting and has failed to substantially cure such breach or neglect within thirty (30) days of such notice.

     (c) TERMINATION BY RANDALL FOR GOOD REASON. Any of the following actions or omissions by CFM shall constitute good reason:

          (i) Material breach by CFM of any provision of this Agreement which is not cured by CFM within fifteen (15) days of written notice thereof from Randall; or

          (ii) Any action by CFM to intentionally harm Randall; or

         (iii) If following, at any time subsequent to the date of this Agreement, a Change of Control Event and within eighteen (18) months following the date of such Event, a change occurs in Randall's status, title, position, compensation, or responsibilities (including reporting responsibilities) which, in Randall's reasonable judgment, represents a material adverse change from his status, title, position, compensation, or responsibility as provided for in this Agreement, Randall may, at his sole option by providing written notice within sixty (60) days following such change, deem such change to be just cause under this Section 5(c).

          (iv) The failure of CFM to obtain an agreement, satisfactory to Randall, from any Successors and Assigns to assume and agree to perform this Agreement.

          (v)  Randall's right to terminate his employment pursuant to this
               Section 5(c) shall not be affected by his incapacity due to disability.

          (vi) In the event of termination by Randall for good reason, (1) CFM will retain Randall as a consultant to the Company with duties as Randall and the Company may mutually agree for a period of eighteen (18) months, which term may be extended by mutual agreement between the parties, with monthly compensation equal to one twelfth of Randall's then current annual base salary plus annual target bonus and (2) all options to purchase common stock of CFM held by Randall shall vest immediately as of the date of such termination.


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     (d)  TERMINATION BY THE PRESIDENT, CHAIRMAN OR BOARD OF DIRECTORS OF CFM
          WITHOUT CAUSE.

          (i) If such Termination shall occur, CFM will retain Randall as a consultant to the company with duties as Randall and the company may mutually agree and will pay Randall monthly an amount equal to one twelfth of Randall's then current annual base salary plus annual target bonus commencing with the date of such termination and ending twelve (12) months thereafter; and

          (ii) Following the occurrence of a Change of Control Event during the one year period following any Termination of Randall under 5(d)(i), above, CFM shall immediately (1) extend the term of Randall's consulting period as agreed to in 5(d)(i), above to a total of eighteen (18) months from the initial date of Termination and (2) grant to Randall fully-vested options to purchase a number of shares of common stock of CFM equal to the number of unvested options held by Randall and cancelled at the time of such Termination (the "Cancelled Options"). The purchase price of each such share shall equal the lowest share purchase price of any of the Cancelled Options or the fair market value of a share of common stock of CFM on the date of the Change of Control Event, whichever shall be lower, and all other terms of such newly granted options shall be substantially similar to the terms of the Cancelled Options.

     (e) TERMINATION BY RANDALL WITHOUT GOOD REASON. In the event Randall wishes to resign, he shall give not less than thirty (30) days prior notice of such resignation and CFM shall have the option of terminating Randall's duties and responsibilities at any time prior to Randall's proposed termination date, subject to payment by CFM of the lesser of Randall's then current base pay for a thirty (30) day period, or such other period as may remain under the notice given by Randall.

6.      CHANGE OF CONTROL

     For purposes of this Agreement, a "Change of Control Event" shall mean any of the following:

     (a) An acquisition (other than directly from CFM) of any voting securities of CFM (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of thirty percent (30%) or more of the combined voting power of CFM's then outstanding Voting Securities; provided, however, that in determining whether a Change of Control Event has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as defined below) shall not constitute an acquisition which would cause a Change of Control Event. A "Non-Control Acquisition" shall mean an acquisition by (1) an employee benefit plan (or trust forming a part thereof) maintained by (x) CFM or (y) any corporation or other Person of which a majority of its voting power or its equity securities or equity interest is owned directly or indirectly by CFM (a "Subsidiary"), (2) CFM or any Subsidiary, or (3) any Person in connection with a "Non-Control Transaction."


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     (b)  The individuals who, as of the date hereof, are members of the Board
          (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by CFM's stockholders, of any new director was approved by a vote of at least two-thirds of the then Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

     (c)  Approval by stockholders of CFM of:

          (i)  A merger, consolidation, or reorganization involving CFM, unless

               (1) the stockholders of CFM, immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation, or reorganization, and

               (2) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation or corporation beneficially owning, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation, and



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               (3)  no Person (other than CFM, any Subsidiary, any employee benefit plan (or any trust forming a part thereof) maintained by CFM, the Surviving Corporation or any Subsidiary, or any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of fifteen percent (15%) or more of the then outstanding Voting Securities) owns, directly or indirectly, fifteen percent (15%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities, and

               (4) a transaction described in clauses 1 through 3 shall herein be referred to as a "Non-Control Transaction";

          (ii) A complete liquidation or dissolution of CFM, or

          (iii) A sale or other disposition of all or substantially all of the assets of CFM to any Person (other than a transfer to a Subsidiary).

     (d) Notwithstanding the foregoing, a Change of Control Event shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by CFM which by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by CFM, and after such share acquisition by CFM, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

     (e) Notwithstanding anything contained in this Agreement to the contrary, if Randall's employment is terminated prior to a Change of Control Event and Randall reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change of Control Event and who effectuates a Change of Control Event (a "Third Party") or
          (ii) otherwise occurred in connection with, or in anticipation of, a Change of Control Event which actually occurs, then for all purposes of this Agreement, the date of a Change of Control Event with respect to Randall shall mean the date immediately prior to the date of such termination of Randall's employment and shall constitute grounds for Termination for good reason by Randall under Section 5(c) of this Agreement.


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7.      FEDERAL EXCISE TAX UNDER IRC SECTION 280G

     (a) If (1) any amounts payable under this Agreement are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code, and (2) Randall thereby would be subject to any United States federal excise tax due to that characterization, then (3) Randall may elect, in Randall's sole discretion, to reduce the amounts payable under this Agreement or to have any portion of applicable options not be granted or vest in order to avoid any "excess parachute payment" under Section 280(G)(b)(1) of the Internal Revenue Code of 1986, as amended.

     (b) Unless CFM and Randall otherwise agree in writing, any determination required under this Section 6 shall be made in writing by independent public accountants agreed to by CFM and Randall (the "Accountants"), whose determination shall be conclusive and binding upon CFM and Randall for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. CFM and Randall shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determinations. CFM shall bear all fees and expenses the Accountants may reasonably charge in connection with the services contemplated by this Section 7.

8.      EXTENDED MEDICAL AND DENTAL BENEFITS

     In the event of an event of Termination under Section 5(a), 5(c) or 5(d) of this Agreement, Randall and Randall's dependents shall receive continued provision of CFM's standard employee medical and dental benefits for twenty-four
(24) months for Termination under Section 5(a) or Section 5(d) and for thirty
(30) months for Termination under Section 5(c). Notwithstanding the foregoing, in the event Randall becomes covered as a primary insured (that is, not as a beneficiary under a spouse's plan) under another employer's group health plan during the extended benefit period provided for herein, Randall shall promptly inform CFM and CFM shall cease provision of continued group health benefits for Randall and any dependents.

9.      RELEASE OF CLAIMS

     CFM may condition payment of the cash termination benefits described in Sections 5(c) or 5(d) of this Agreement upon the delivery by Randall of a signed release of claims in a form reasonably satisfactory to CFM; provided, however, that Randall shall not be required to release any rights Randall may have to be indemnified by CFM.


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10.     NON-COMPETITION AND NON-SOLICITATION

     During any period of post-Termination consulting, Randall agrees not to (1) engage in (as an employee, consultant, director, principal, partner, officer, agent, advisor or otherwise) or be financially interested in any business operating anywhere in the world which, in the reasonable judgment of the Company, directly competes with the Company through the design, manufacture or distribution of semiconductor wet processing equipment or (2) directly or indirectly solicit, induce, encourage, or attempt to influence any client, customer, employee, consultant, independent contractor, salesman, or supplier of the Company to cease to do business or terminate his employment with the Company.


11.     NOTICES

     Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given: (i) upon delivery when delivered personally against receipt therefor; (ii) one (1) day after being sent by Federal Express or similar overnight delivery; or (iii) three (3) days after being mailed via registered or certified mail, postage prepaid, return receipt requested, to either party at the address set forth above, or to such other address as such party shall give by notice hereunder to the other party.

12.     SEVERABILITY OF PROVISIONS

     If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law and the remaining conditions and provisions or portions thereof shall nevertheless remain in frill force and effect and enforceable to the extent they are valid, legal and enforceable, and no provision shall be deemed dependent upon any other covenant or provision unless so expressed herein.

13.     ARBITRATION

     Any dispute or disagreement arising out of this Agreement or a claimed breach, shall be resolved by arbitration in Chester County, Pennsylvania under the Voluntary Labor Arbitration Rules of the American Arbitration Association. The arbitrator's decision shall be final and binding upon the parties and judgment may be entered in any court.

14.     SUCCESSORS

     This Agreement shall be binding upon and shall inure to the benefit of CFM, its Successors and Assigns and CFM shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that CFM would be required to perform it if no such succession or assignment had taken place.


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15.     ENTIRE AGREEMENT MODIFICATION

     This Agreement contains the entire agreement of the parties relating to the subject matter hereof and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto

16.     BINDING EFFECT

     The rights, benefits, duties and obligations under this Agreement shall inure to, and be binding upon, CFM, its successors and assigns, and upon Randall and his legal representatives. This Agreement constitutes a personal service agreement, and the performance of Randall's obligations hereunder may not be transferred or assigned by Randall.

17.     GOVERNING LAW

     This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Pennsylvania without regard to principles of conflict of laws.

18.     HEADINGS

     The headings of paragraphs are inserted for convenience and shall not affect any interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto. intending to be legally bound hereby, have executed this Agreement as of the day and year first above written.


LORIN J. RANDALL

/s/ Lorin J. Randall                    10/25/99
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Lorin J. Randall                        Date


CFM TECHNOLOGIES, INC

/s/ Roger A. Carolin                    10/25/99
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Roger A. Carolin                        Date







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